Exhibit 10.32

ESCROW AGREEMENT

This Escrow Agreement, dated as of February 26, 2010, among Joel Stephen Logan II, an individual (“Logan”); Charles L. Murphree Jr., an individual (“Murphree”); John Steven Lawler, an individual (“Lawler”); James David Shaw, an individual (“Shaw”); William Joseph Aycock, Jr., an individual (“Aycock”); Jerry Ray Cooper, Jr., an individual (“Cooper”); Timothy Wayne Gann, an individual (“Gann”); and Jimmy Ray Hawkins, an individual (“Hawkins”) (individually, a “Seller” and collectively, the “Sellers”) and Deer Valley Homebuilders, Inc., an Alabama corporation (“DVHB”) and Deer Valley Corporation, a Florida corporation (“Deer Valley”), as successor to DeerValley Acquisitions Corp., a Florida corporation (all previously listed entities, including the Sellers, are collectively the “Parties”); and Bush Ross, P.A. a Florida professional association, as escrow agent (“Escrow Agent”). Capitalized terms used in this Agreement not otherwise defined herein shall have the respective meanings given to them in the Second Amendment to Earnout Agreement (the “Amended Earnout Agreement”) dated February 26, 2010 between the Sellers and DVHB and Deer Valley to amend the Earnout Agreement dated January 18, 2006, as amended by the First Amendment to Earnout Agreement dated November 19, 2007 (the “Transaction”).

Background

The Amended Earnout Agreement provides that Deer Valley shall, among other things, purchase 2,000,000 shares of common stock of Deer Valley (“Common Stock”) from the Sellers for Seven Hundred Thousand and No/100 Dollars ($700,000), which the Sellers are required to place in escrow to be released in accordance with the terns and conditions of the Amended Earnout Agreement. Accordingly, in consideration of the foregoing and the respective covenants and promises set forth in this Agreement, and for other good and valuable consideration, the Parties hereby agree as follows:

Operative Provisions

1.	Appointment of the Escrow Agent. The Parties hereby appoint Escrow Agent to serve as, and Escrow Agent hereby agrees to act as, escrow agent upon the terms and conditions of this Agreement. Notwithstanding the references in this Agreement to the Amended Earnout Agreement, the Parties acknowledge that Escrow Agent is not a party to the Amended Earnout Agreement for any purpose or responsible for it interpretation or enforcement.

2.	Deposit in Escrow. In accordance with the Amended Earnout Agreement, the Sellers are depositing with Escrow Agent a total of Seven Hundred Thousand and No/100 Dollars ($700,000) (the “Escrowed Cash”). Escrow Agent hereby acknowledges receipt thereof. Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard and disburse the Escrowed Cash pursuant to the terms and conditions hereof.

3.	Appointment of Representative. Each of the Sellers hereby appoint Logan as his authorized representative to provide and receive notices referenced herein, and to otherwise act on their behalf in connection with the Escrowed Cash (“Sellers’ Representative”).

4.

Escrow Distributions. The Parties agree that the Escrow Cash shall be released in accordance with the terms and conditions of the Amended Earnout Agreement. The procedure for distribution shall be as follows: Written notice shall be provided to Escrow Agent by Deer Valley, on the one hand, or by the Sellers Representative, on the other, stating that a Distribution Date (as defined set forth in the Amended Earnout Agreement) has occurred and the Escrowed Cash is to be released (the “Notice”). Such Notice shall specify the amount of cash to be released and shall provide instructions on how to release the Escrowed Cash. Within five (5) days of Escrow Agent receiving the Notice, Escrow Agent shall transmit the Notice to Deer Valley, if provided by the Sellers’ Representative, or to the Sellers’ Representative, if provided by Deer Valley. At such time, the receiving party shall have twenty (20) days (the “Objection Period”) within which to a provide written objection to the Escrow Agent contesting the release of Escrowed Cash as specified in the Notice (an “Objection”). An Objection will be deemed received upon receipt by the Escrow Agent. If an Objection is received by the Escrow Agent, the Escrow Agent shall hold the Escrowed Cash until either (1) the Escrow Agent receives written instructions for distribution executed by Deer Valley and the Sellers’ Representative;

or (2) a judge having jurisdiction over the Amended Earnout Agreement shall provide other instructions to the Escrow Agent. If an Objection is not received during the Objection Period, the Escrow Agent shall distribute the Escrowed Cash in accordance with the Notice.

5.	Termination of Escrow. Upon written notice executed by Deer Valley and the Sellers’ Representative that this Escrow Agreement has been terminated, Escrow Agent shall distribute the then remaining Escrowed Cash as directed in the written notice.

6.	Duties of Escrow Agent.

(a)	Escrow Agent shall not be under any duty to give the Escrowed Cash held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any cash held hereunder except as directed in this Agreement.

(b)	Escrow Agent shall not be liable for actions or omissions hereunder, except for its own willful misconduct and, except with respect to claims based upon such willful misconduct that are successfully asserted against Escrow Agent, the Parties shall jointly and severally indemnify and hold harmless Escrow Agent (and any successor Escrow Agent) from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with this Agreement.

(c)	Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. Escrow Agent may conclusively presume that the undersigned representative of any party hereto which is an entity other than a natural person has full power and authority to instruct Escrow Agent on behalf of that party unless written notice to the contrary is delivered to Escrow Agent.

(d)	Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice.

(e)	Escrow Agent does not have any interest in the Escrowed Cash deposited hereunder but is serving as escrow holder only and has only possession thereof. Any payments of income from the Escrowed Cash shall be subject to withholding regulations then in force with respect to United States taxes. The parties hereto will provide Escrow Agent with appropriate Internal Revenue Service Forms W-9 for tax identification number certification, or nonresident alien certifications. This Section 7 shall survive notwithstanding any termination of this Agreement or the resignation of Escrow Agent.

(f)	Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

(g)	Escrow Agent (and any successor Escrow Agent) may at any time resign as such by delivering the Escrowed Cash to any successor Escrow Agent jointly designated by the other parties hereto in writing, or to any court of competent jurisdiction, whereupon Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. The resignation of Escrow Agent will take effect on the earlier of (i) the appointment of a successor (including a court of competent jurisdiction) or (ii) the day which is ten (10) days after the date of delivery of its written notice of resignation to the Parties. If, at that time, Escrow Agent has not received a designation of a successor Escrow Agent, Escrow Agent’s sole responsibility after that time shall be to retain and safeguard the Escrowed Cash until receipt of a designation of successor Escrow Agent or a joint written disposition instruction from the Parties or a final, nonappealable order of a court of competent jurisdiction.

(h)	The Parties shall pay Escrow Agent, at its standard hourly rates, for services rendered by Escrow Agent hereunder and agree to reimburse Escrow Agent for all reasonable expenses, disbursements and advances incurred or made by Escrow Agent in performance of its duties hereunder (including reasonable fees, expenses and disbursements of its counsel). Any fees or expenses of Escrow Agent or its counsel that are not paid as provided for herein may be taken from any property held by Escrow Agent hereunder.

7.	Limited Responsibility. This Agreement expressly sets forth all the duties of Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against Escrow Agent. Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Agreement.

8.	Notices. All notices, consents, waivers and other communications required or permitted under this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by a nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile (with confirmation by the transmitting equipment); or (c) received by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses and facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number or person as a party may designate by notice to the other parties):

If to Deer Valley, to:

Deer Valley Corporation

4904 Eisenhower Blvd., Suite 185

Tampa, Florida 33634

Attn: Charles G. Masters

If to the Sellers, to:

Attn: Joel Stephen Logan II

205 Carriage St.

Guin, Alabama 35563

If to Escrow Agent, to:

Bush Ross, P.A.

220 South Franklin Street

Tampa, Florida 33602

Facsimile No. (813) 223-9620

Attn: Brent A. Jones

9.	Jurisdiction; Service of Process. Any proceeding arising out of or relating to this Agreement may be brought in the courts of the State of Florida, County of Hillsborough, or, if it has or can acquire jurisdiction, in the United States District Court for the Middle District of Florida, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the proceeding shall be heard and determined only in any such court and agrees not to bring any proceeding arising out of or relating to this Agreement in any other court. Process in any proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

10.	Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for any purposes whatsoever.

11.	Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.	Entire Agreement and Modification. This Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by each of the Parties and the Escrow Agent.

13.	Governing Law. This Agreement shall be governed by the laws of the State of Florida without regard to conflicts of law principles that would require the application of any other Law.

14.	Waiver of Conflict. The Escrow Agent represents Deer Valley in various legal matters including consummation of the Transaction. The Escrow Agent has agreed to serve as the escrow agent as an accommodation to the parties hereto. Each party waives any conflict of interest that it might be able to assert against the Escrow Agent’s continued representation of Deer Valley or any of its Affiliates in the matters contemplated by the Amended Earnout Agreement, any dispute arising thereunder or otherwise.

The parties have executed and delivered this Escrow Agreement as of the date first written above.

DEER VALLEY CORPORATION

By:	/s/ Charles G. Masters
Charles G. Masters, President & CEO

DEER VALLEY HOMEBUILDERS, INC.

By:	/s/ Charles G. Masters
Charles G. Masters, Chairman Board of Directors

SELLERS:

/s/ Joel Stephen Logan, II
Joel Stephen Logan, II

/s/ Charles L. Murphree, Jr.
Charles L. Murphree, Jr.

/s/ John Steven Lawler
John Steven Lawler

/s/ James David Shaw
James David Shaw

/s/ William Jospeh Aycock, Jr.
William Joseph Aycock, Jr.

/s/ Jerry Ray Cooper, Jr.
Jerry Ray Cooper, Jr.

/s/ Timothy Wayne Gann
Timothy Wayne Gann

/s/ Jimmy Ray Hawkins
Jimmy Ray Hawkins

BUSH ROSS, P.A.

By:	/s/ Brent A. Jones, Esq.
Name:	Brent A. Jones, Esq.
Its:	Vice President

[SIGNATURE PAGE – AMENDED AND RESTATED ESCROW AGREEMENT]